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EXHIBIT 21.1

SUBSIDIARIES

COMPANY	STATE OF ORGANIZATION
TRB No. 1 Corp.	New York
TRB 69th Street Corp.	New York
TRB Lawrence Realty Corp.	New York
TRB Yonkers Corp.	New York
RIPCO-TRB Venture I LLC	New York
TRB Apopka LLC	Florida
TRB West Palm Beach II LLC	Florida
TRB Daytona LLC	Florida
TRB Newark Assemblage LLC	New Jersey
RBH-TRB Newark Assemblage LLC	Delaware
TRB Newark TRS LLC	New Jersey
BRT RLOC LLC	New York
TRB Ivy Ridge LLC	Delaware
TRB Lenox LLC	New York
TRB Union Palm LLC	Delaware
TRB Lawrenceville LLC	Delaware
TRB Melbourne LLC	Delaware
TRB Schilling LLC	Delaware
TRB Bronx LLC	Delaware
TRB Regal LLC	Delaware

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  EXHIBIT 21.1
SUBSIDIARIES